Exhibit 10.23

1700 South Patterson Boulevard Dayton, Ohio 45479

PERSONAL AND CONFIDENTIAL

August 20, 2007

Mr. Stephen Scheppmann

Dear Stephen:

I am pleased to offer you the position of Executive Vice President and Chief Financial Officer of Teradata Corporation (“Teradata”). As you know, this offer is contingent on the approval of NCR’s Board of Directors (the “Board”), and the Board will establish the effective date of your appointment (your “Start Date”). Subject to the approval of the Board, you will be a Section 16 officer of Teradata. This position will be based in Atlanta, and you will report directly to me and be a member of the Teradata leadership team. Other details of the offer are set forth below.

Annual Base Salary – Your initial annual base salary will be $412,000, commencing on your Start Date. You will be paid on a bi-weekly pay schedule, one week in arrears.

Management Incentive Plan for Executive Officers (MIP) – You will be eligible to participate in Teradata Corporation’s Management Incentive Plan for Executive Officers (“MIP”), which provides year-end incentive awards based on the success of Teradata in meeting annual performance objectives. For 2007, which has a payout in March 2008, you will be guaranteed an incentive award of at least 75% of your base salary, with a maximum potential payout of 150% of your base salary, such award to be pro-rated for the number of calendar months, or parts thereof, after your start date with Teradata. The award opportunities will be based upon the Management Incentive Objectives established by the Compensation and Human Resource Committee of the Teradata Board of Directors (the “Committee”), and is subject to the Committee’s discretion.

Your annual performance and compensation, including any future equity awards, will be assessed and determined each year by the Committee, and are subject to approval by the Teradata Board of Directors. The form and mix of future equity awards will mirror the incentive structure for all senior officers of the company.

Equity Awards – Subject to the Committee’s approval, and effective on or as soon as practicable following the date Teradata separates from NCR Corporation (“Equity Effective Date”), you will receive the following equity awards:

Hiring Equity Award – Subject to the Committee’s approval you will receive an initial equity award with a total value of $800,000, of which $300,000 will be in the form of service-based restricted stock units and $500,000 will be in the form of stock options.

Initial Post-Spin Award – Further subject to the Committee’s approval, you will be granted an equity award with a total value of $600,000 to be delivered 50% in performance-based restricted stock units and 50% in stock options.

The service-based and performance-based restricted stock units will be subject to standard terms and conditions determined by the Committee and will vest at the end of 3 years as set forth in the applicable award agreement, provided you are still employed by Teradata at that time. The options will vest in 25% increments on each of the first four anniversaries of the Equity Effective Date, subject to your continued employment with Teradata on each such anniversary date, and will have a term of 10 years.

The methodology for converting the dollar value of each award into a number of units and options will be provided to you at a later date. These grants will be awarded under the Teradata Stock Incentive Plan which is not effective until Teradata becomes an independent company. Therefore, the grants are also subject to the separation of NCR and Teradata occurring and the Teradata Stock Incentive Plan going into effect.

Your equity awards will be issued under the terms of Teradata’s Stock Incentive Plan, which is administered by Fidelity Investments®. The specific terms and conditions relating to the award will be outlined in the award agreements contained on Fidelity’s website. Within two weeks of your Equity Effective Date, your grant will be loaded to Fidelity’s system. You can access your grants at www.netbenefits.fidelity.com. Please review the grant information, including the grant agreement, carefully and indicate your acceptance by clicking on the appropriate button. If you have questions about your shares you may contact Saundra Davis at 937-445-5206 or call the Fidelity Stock Plan Services Line directly at 1-800-429-2363. For questions that Fidelity is unable to answer, contact Teradata by email at global.compensation@ncr.com.

Vacation – Beginning in 2008, you will eligible for four weeks of paid vacation annually, in addition to the floating holidays provided to Teradata employees in the U.S. For the balance of 2007, you will be entitled to a pro rated number of paid vacation days, based on eligibility for four weeks of annual vacation.

Health and Welfare Benefits – Effective upon your Start Date and for the remainder of 2007, you will continue to be eligible to receive health care coverage, dental care coverage, short-term and long-term disability coverage, life insurance coverage, and accidental death and dismemberment insurance coverage and other programs generally available to U.S. employees of Teradata. You will have the opportunity to change your benefit elections for 2008 through Teradata’s flexible benefits program during open enrollment in late 2007.

Additionally, you will be eligible to participate in the Teradata Savings Plan (401(k)) and other programs generally available to U.S. employees of Teradata. Information about each program will be provided in future communications.

Change in Control – Subject to the approval of the Committee, you will be eligible to participate in Teradata’s current Change in Control Severance Plan for Executive Officers in a Tier II position. Subject to the terms and conditions of that plan, in the event of a qualified termination of employment following a Change-In-Control (as defined in the plan), you will receive a severance benefit of two times your base salary and bonus. This plan is subject to amendment or termination by Teradata in accordance with the terms of the plan.

Non-Competition – By accepting this offer of employment, you agree that during your employment with Teradata and for a twelve (12) month period after termination of employment for any reason (the “Restricted Period”), you will not yourself or through others, without the prior written consent of the Board, (1) render services directly or indirectly to any “Competing Organization” (as defined in this paragraph) involving the development, manufacture, marketing, sale, advertising or servicing of any product, process, system or service upon which you worked or in which you participated during the last two (2) years of your Teradata employment; (2) directly or indirectly recruit, hire, solicit or induce, or attempt to induce, any exempt employee of Teradata, its subsidiaries or affiliates to terminate his or her employment with or otherwise cease his or her relationship with Teradata, its subsidiaries or affiliates; or (3) solicit the business of any firm or company with which you worked during the last two (2) years of your Teradata employment, including customers of Teradata. For purposes of this letter, “Competing Organization” means any organization listed on Attachment A, as reasonably amended on an annual basis by the Committee or me, as well as any subsidiaries of such companies that become stand-alone companies as a result of a spin-off, IPO or similar restructuring transaction after the date of the last update to Attachment A.

Confidentiality and Non-Disclosure – You agree that during the term of your employment with Teradata and thereafter, you will not, except as you deem necessary in good faith to perform your duties hereunder for the benefit of Teradata or as required by applicable law, disclose to others or use, whether directly or indirectly, any “Confidential Information” regarding Teradata. “Confidential Information” shall mean information about Teradata, its subsidiaries and affiliates, and their respective clients and customers that is not available to the general public or generally known in the industry and that was learned by you in the course of your employment by Teradata, including (without limitation) (i) any proprietary knowledge, trade secrets, ideas, processes, formulas, sequences, developments, designs, assays and techniques, data, formulae, and client and customer lists and all papers, resumes, records (including computer records); (ii) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; (iii) information regarding the skills and compensation of other employees of Teradata, its subsidiaries and affiliates; and (iv) the documents containing such Confidential Information; provided, however, that any provision in any grant or agreement that limits disclosure shall not apply to the extent such information is publicly filed with the Securities and Exchange Commission (the “SEC”). You acknowledge that such Confidential Information is specialized, unique in nature and of great value to Teradata, and that such information gives Teradata a competitive advantage. Upon the termination of your employment for any reason whatsoever, you shall promptly deliver to Teradata all documents, slides, computer tapes, disks and other media (and all copies thereof) containing any Confidential Information.

Breach of Restrictive Covenants – You acknowledge and agree that the time, territory and scope of the post-employment restrictive covenants in this letter (the non-competition, non-solicitation, non-hire, confidentiality and non-disclosure covenants are hereby collectively referred to as the “Restrictive Covenants”) are reasonable and necessary for the protection of Teradata’s legitimate business interests, and you agree not to challenge the reasonableness of such restrictions. You further acknowledge and agree that you have received sufficient and valuable consideration in exchange for your agreement to the Restrictive Covenants, including but not limited to your salary, equity awards and benefits as described in this letter, and all other consideration provided to you under the terms of this letter (subject to the Board’s approval). You further acknowledge and agree that if you breach the Restrictive Covenants, Teradata will sustain irreparable injury and may not have an adequate remedy at law. As a result, you agree that in the event of your breach of any of the Restrictive Covenants, Teradata may, in addition to its other remedies, bring an action or actions for injunction, specific performance, or both, and have entered a temporary restraining order, preliminary or permanent injunction, or order compelling specific performance.

Arbitration – Any controversy or claim related in any way to this letter or your employment with Teradata (including, but not limited to, any claim of fraud or misrepresentation or any claim with regard to your participation in a Change In Control Severance Plan, if applicable), shall be resolved by arbitration on a de novo standard pursuant to this paragraph and the then current rules of the American Arbitration Association. The arbitration shall be held in Dayton, Ohio, before an arbitrator who is an attorney knowledgeable of employment law. The arbitrator’s decision and award shall be final and binding and may be entered in any court having jurisdiction thereof. The arbitrator shall not have the power to award punitive or exemplary damages. Issues of arbitrability shall be determined in accordance with the federal substantive and procedural laws relating to arbitration; all other aspects shall be interpreted in accordance with the laws of the State of Ohio. Each party shall bear its own attorneys’ fees associated with the arbitration and other costs and expenses of the arbitration shall be borne as provided by the rules of the American Arbitration Association; provided, however, that if you are the prevailing party, you shall be entitled to reimbursement for reasonable attorneys’ fees and expenses and arbitration expenses incurred in connection with the dispute. If any portion of this paragraph is held to be unenforceable, it shall be severed and shall not affect either the duty to arbitrate or any other part of this paragraph.

Tax Matters – Teradata agrees to cooperate with you to amend this letter to the extent you deem necessary to avoid imposition of any additional tax under Section 409A of the Internal Revenue Code (and any Department of Treasury regulations promulgated thereunder), but only to the extent such amendment would not have a more than de minimis adverse effect on the Company.

Notwithstanding any other provision of this letter, Teradata may withhold from any amounts payable hereunder, or any other benefits received pursuant hereto, such minimum federal, state and/or local taxes as shall be required to be withheld under any applicable law or regulation.

This letter reflects the entire agreement regarding the terms and conditions of your employment. Accordingly, it supersedes and completely replaces any prior oral or written communication on this subject. This letter is not an employment contract and should not be construed or interpreted as containing any guarantee of continued employment.

Steve, I am excited about the contributions you can bring to Teradata, and I look forward to working with you as we build Teradata’s future success.

Sincerely,

s/    Michael Koehler

Mike Koehler

President and Chief Executive Officer

s/ Stephen Scheppmann	August 20, 2007
Agreed and Accepted	Date
Stephen Scheppmann